Exhibit 99.1

Appian Appoints David Link to Board of Directors

MCLEAN, VA — January 21, 2026 — Appian (Nasdaq: APPN) a leader in AI-powered process automation, announced the appointment of David Link to the Appian Board of Directors effective January 25, 2026.

Mr. Link is the Co-Founder and CEO of ScienceLogic, a global leader in AI-driven IT operations, unifying service-centric observability with intelligent automation. Throughout his career, he has worked to solve complex operational challenges facing IT organizations by delivering smarter and more targeted IT management and automation tools and leveraging market transitions in AI, cloud, and advanced analytics. With a focus on customer success, his proven leadership integrating technology, product, and business model shifts has been instrumental to ScienceLogic’s continuous growth. Mr. Link is an expert at scaling enterprise software platforms and applying AI and automation to complex globally distributed systems.
Prior to founding ScienceLogic in 2003, Mr. Link served as Senior Vice President at Interliant, Inc., and held senior roles at IBM, where he led the development of Internet commerce software products. He currently serves on the Board of Directors for the Northern Virginia Technology Council and was named an EY Entrepreneur of the Year award winner for the Mid-Atlantic region. Mr. Link holds a Bachelor of Science from Denison University and holds over 12 technology patents in the IT management field.

About Appian

Appian provides process automation. We automate complex processes in large enterprises and governments. Our platform is known for its unique reliability and scale. We’ve been automating processes for 25 years and understand enterprise operations like no-one else. For more information, visit appian.com. [Nasdaq: APPN]

For more information, contact:

Valerie Verlander
Senior Manager, Media Relations, North America
valerie.verlander@appian.com